Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500

FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP, INC. REPORTS 2004 RESULTS

STAMFORD, CT, MARCH 11, 2005. Patriot National Bancorp, Inc. (NASDAQ Small Cap "PNBK"), the parent of Patriot National Bank, reported net income for the fourth quarter ended December 31, 2004 of $241,000 ($0.10 diluted income per share) compared to $310,000 ($0.13 diluted income per share) for the same period in the prior year. For the twelve month period ended December 31, 2004, net income was $926,000 ($0.37 diluted income per share) compared to $1,341,000 ($0.55 diluted income per share) for the prior year. The lower net income for both the most recent quarter and the year ended December 31, 2004 was due to decreased fees resulting from a significant reduction in refinancing activity for residential mortgage loans resulting from the higher interest rate environment.

Net interest income increased 20% to $3,211,000 for the quarter ended December 31, 2004 compared to $2,676,000 for the fourth quarter of 2003. For the year ended December 31, 2004 net interest income was $11,670,000 which represents an increase of 21% from $9,626,000 in the prior year. Net interest income was significantly higher for both comparative periods primarily as the result of the growth in the balance sheet. Average loans outstanding of $262 million for the quarter ended December 31, 2004 were $47 million, or 22%, higher than the average outstanding balance in the same period in the prior year. This growth also contributed to a nine basis point increase in the margin from the fourth quarter of 2003 to the fourth quarter of 2004.

Non-interest income decreased to $559,000 for the quarter ended December 31, 2004 compared to $882,000 for the same period in the prior year. For the year ended December 31, 2004 non-interest income decreased by 44% to $2,702,000. The primary reason for the decline in both the quarter and year-to-date periods was a drop of 49% in mortgage brokerage referral fees resulting from a decline in refinancing activity for residential mortgages in both periods due to a higher interest rate environment. The annual results for 2003 also included $308,000 of securities gains whereas there were no sales of securities in 2004.

Non-interest expenses increased 11% for the most recent quarter compared to the quarter ended December 31, 2003. For the year ended December 31, 2004 total non-interest operating expenses were $12,257,000 which represents an increase of $597,000, or 5%, from the prior year. Occupancy and equipment expenses were 31% higher for the quarter and 30% higher for the year due to two new branches opened in 2004, the full year impact of three new branches opened in 2003 and the relocation of the mortgage brokerage operation at the beginning of the second quarter 2004. Salaries and benefits were up 7% for the quarter but were $30,000 lower for the year. Higher costs relating to additional personnel for the branch expansion program were offset by both lower commissions and incentive compensation for the mortgage brokerage operation.

Total assets were $405 million at December 31, 2004, an increase of $63 million or 18%, from $342 million at December 31, 2003. Total deposits increased $77 million or 27%, to end 2004 at $367 million. Non-interest bearing deposits increased 40% to $43 million as of December 31, 2004 and interest bearing deposits ended the year at $324 million, an increase of $65 million or 25%. Borrowed funds were down $15 million from the prior year as the growth in the balance sheet in 2004 was funded entirely by deposits. Total loans at December 31, 2004 were $264 million, an increase of $49 million or 23% from December 31, 2003. The credit quality of the loan portfolio remains excellent as net charge offs for the year were only $9,000. Although non-accruing loans increased to $3.7 million, this total is comprised of only three loans. Two of the loans that total $3.5 million are current as to principal and interest.

Mr. Charles F. Howell, President and CEO of Patriot National Bank, stated that he was very pleased with the growth in loans and deposits as the Bank continues to execute its long term plan by building a high quality community bank and financial services organization. The branch expansion program has been very successful as both new and existing locations continue to contribute to the growth and profitability of the Bank. Pre-tax income for the commercial bank reporting segment increased 20% from $1,473,000 for the year ended December 31, 2003 to $1,771,000 for the year ended December 31, 2004. Mr. Howell said the ability to develop new loan and deposit relationships and expand existing ones throughout Fairfield County is an indication of the Bank’s capacity to service the needs of its customers.

Patriot National Bank is headquartered in Stamford, CT and has nine full service branches in Stamford, Greenwich, Old Greenwich, Norwalk and Wilton.

	Three month period ended December 31	Three month period ended December 31	Year ended December 31	Year ended December 31
	2004	2003	2004	2003
	(Dollars in Thousands)
Net interest income	$3,211	$2,676	$11,670	$9,626
Non-interest income	559	882	2,702	4,814
Non-interest expense	3,265	2,933	12,257	11,659
Provision for loan losses	101	97	556	563
Income before taxes	404	529	1,559	2,218
Assets at period end	405,047	342,469	405,047	342,469

Statements in this news release concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the Company’s other filings with the Securities and Exchange Commission, press releases and other communications.